EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Douglas B. Cannon Senior Vice President & CFO (214) 210-8842

ODYSSEY HEALTHCARE REPORTS FOURTH QUARTER,
YEAR END 2005 RESULTS
— Outlines Financial Guidance and Strategic Initiatives for 2006
— Reaches $13 Million Agreement in Principle with Department of Justice
     DALLAS—February 21, 2006—Odyssey HealthCare, Inc. (Nasdaq: ODSY) one of the largest providers of hospice care in the United States, today announced financial results for the fourth quarter and year ended December 31, 2005 in line with the Company’s prior guidance, excluding charges related to an agreement in principle with the United States Department of Justice (“DOJ”) to settle for $13.0 million a previously disclosed civil investigation focused primarily on patient admission, retention and discharge practices.
     Net patient service revenue for the fourth quarter of 2005 increased 11.4 percent to $101.8 million, compared to $91.3 million for the fourth quarter of 2004, driven primarily by a significantly higher level of admissions across the Company’s network.
     Excluding the charge recorded in the fourth quarter of 2005 related to the DOJ settlement, net income for the quarter was $7.8 million, or $0.22 per diluted share, an 11.6 percent decrease from the $8.8 million, or $0.24 per diluted share, for the corresponding quarter in 2004, reflecting several factors: a higher Medicare cap contractual reduction as a percentage of gross revenue; the effect of Hurricanes Katrina and Rita on Gulf Coast sites; and increased salary costs due primarily to an increase in providing continuous care. Including the charge for the DOJ settlement, the Company recorded a net loss for the fourth quarter of 2005 of ($1.8 million), or ($0.05) per diluted share, versus net income of $8.8 million, or $0.24 per diluted share for the fourth quarter of 2004.
     For the year ended December 31, 2005, net patient service revenue grew 9.0 percent to $381.6 million, compared to $350.3 million in 2004. Excluding the charge for the DOJ settlement, net income for 2005 was $28.1 million, or $0.80 per diluted share, a 19.7 percent decrease from net income of $35.0 million, or $0.93 per diluted share in 2004. Including the charge for the DOJ settlement, net income for 2005 was $18.6 million, or $0.53 per diluted share, a 47.0 percent decrease from net income of $35.0 million, or $0.93 per diluted share, for 2004.
     “We are pleased with our progress on a number of fronts during 2005, while recognizing the importance of addressing the Medicare cap and increasing costs,” said Robert A. Lefton, President and Chief Executive Officer of Odyssey. “Our increased admission numbers demonstrate that we are succeeding in maintaining and increasing market share in a more competitive environment. We are taking a more comprehensive and sophisticated approach to the Medicare cap limit and will be managing length of stay on a market-by-market basis. We are also making good inroads in the continuous care sector and with our commitment to open additional Company-operated inpatient facilities, both of which we believe will enhance our revenue opportunities. Moreover, we anticipate that the costs associated with our continuous care initiative will moderate significantly during 2006 as we better match new hires with program activity and patient needs. We believe that we are well positioned with our strong balance sheet, refined strategic decision making process, and disciplined execution of our patient-driven priorities to drive future revenue and earnings growth.”
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Odyssey HealthCare Q4 Earnings

     Mr. Lefton continued, “We are very pleased to announce that we have reached an agreement in principle with the Department of Justice to settle for $13.0 million its civil investigation of the clinical eligibility of long-length of stay patients during a five year period from 2001 through 2005. This settlement will not involve any admission of liability or acknowledgment of wrongdoing by the Company. We are settling this matter to resolve the substantial uncertainties, delays, distractions and costs associated with litigating complex regulatory matters, thereby permitting our management team to focus its complete attention on patient care, operations and business development.” Completion of this settlement will conclude the DOJ’s investigation of the Company, which as previously disclosed, arose out of two qui tam actions. Final resolution of the investigation remains subject to the negotiation and approval of a definitive settlement agreement with the DOJ and a corporate integrity agreement with the Office of Inspector General at the Department of Health and Human Services, and there can be no assurance that either definitive agreement will be reached.
Fourth Quarter and 2005 Highlights
Volume
     Admissions for the fourth quarter of 2005 were 8,430 compared to 7,425 for the fourth quarter of 2004, an increase of 13.5 percent. Fourth quarter 2005 admissions increased 1.7 percent, from admissions of 8,288 in the third quarter of 2005 despite the effect of Hurricanes Katrina and Rita on the Company’s Gulf Coast sites. Admissions for 2005 were 33,221, an increase of 6.4 percent over admissions for 2004. In the fourth quarter of 2005, same store admissions increased by 9.7 percent over same store admissions for the fourth quarter of 2004. In 2005, same store admissions increased by 5.0 percent over 2004.
     In the fourth quarter of 2005, the average daily census increased 7.5 percent to 8,287 patients from 7,710 patients in the fourth quarter of 2004. Despite the increase in admissions, fourth quarter 2005 average daily census decreased slightly from 8,338 in the third quarter of 2005. This decrease in average daily patient census from the third quarter of 2005 was due primarily to an increase in the number of patient discharges in the fourth quarter of 2005. In 2005, average daily census increased 5.7 percent to 8,034 patients from 7,604 patients in 2004. Average daily census was also negatively affected by Hurricanes Katrina and Rita, which caused a decline in patient census for four of the Company’s sites. The effect of the hurricanes on Gulf Coast sites cost the Company approximately $0.7 million in the fourth quarter of 2005, net of tax, or $0.02 per diluted share. In the fourth quarter of 2005, same store average daily census increased by 4.6 percent over the fourth quarter of 2004. In 2005, same store average daily census increased by 4.5 percent over 2004.
     The average length of stay for the fourth quarter of 2005 was 82.4 days, compared to 85.8 days in the fourth quarter of 2004. The average length of stay for 2005 was 83.6 days, compared to 79.7 days in 2004.
Net Revenue
     Net revenue per patient day in the fourth quarter of 2005 was $133.47, a 3.7 percent increase over net revenue per patient day of $128.73 in the fourth quarter of 2004 and a 3.5 percent increase over net revenue per patient day of $128.92 for the third quarter of 2005. Net revenue per patient day increased despite the increase in contractual reductions in revenue described below.
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Odyssey HealthCare Q4 Earnings

     The Company said it recognized a contractual reduction in revenue in the fourth quarter of 2005 of 5.5 percent of fourth quarter gross revenue, which includes a Medicare cap contractual adjustment of 4.0 percent of gross revenue and a commercial contractual adjustment of 1.5 percent of gross revenue, as compared to a reduction in revenue in the fourth quarter of 2004 of 2.5 percent of gross revenue, which includes a Medicare cap contractual adjustment of 1.2 percent of gross revenue and a commercial contractual adjustment of 1.3 percent of gross revenue. The increase in the Medicare cap contractual adjustment during the fourth quarter of 2005 is in part due to the Medicare rate increase that went into effect on October 1, 2005. Without the rate increase, the reduction in revenue due to the Medicare cap contractual adjustment for the fourth quarter of 2005 would have been 3.3 percent of gross revenue.
     The contractual reduction in revenue for 2005 was 4.4 percent of gross revenue for 2005, which includes a Medicare cap contractual adjustment of 3.0 percent of gross revenue and a commercial contractual adjustment of 1.4 percent of gross revenue, as compared to a reduction in revenue for 2004 of 2.0 percent of gross revenue, which includes a Medicare cap contractual adjustment of 0.6 percent of gross revenue and a commercial contractual adjustment of 1.4 percent of gross revenue.
     The Company noted that the Medicare cap limit is measured on an annual basis for the twelve-month period ending October 31 of each year. Therefore, the amount by which these programs exceed the Medicare cap limit can be reduced or eliminated if the length of stay decreases or admissions increase through that date. In such a case, the decrease in gross revenue for the Medicare cap contractual reduction recognized in a prior period would increase net patient service revenue for the then current period.
Provision for Uncollectible Accounts
     Bad debt expense for the fourth quarter of 2005 totaled $0.9 million or 0.9 percent of net revenue as compared to bad debt expense for the fourth quarter 2004 of $2.4 million or 2.6 percent of net revenue. The full year 2005 bad debt expense totaled $4.5 million or 1.2 percent of net revenue as compared to $8.1 million in 2004 or 2.3 percent of net revenue.
Cash Flow and Cap Expenditures
     The Company’s cash flow from operations for the fourth quarter of 2005 was $8.0 million as compared to $14.1 million for the fourth quarter of 2004. Operating cash flows for 2005 increased to $58.7 million for 2005 as compared to $47.2 million for 2004. Capital expenditures for 2005 were $8.1 million as compared to $4.4 million for 2004.
Tax Rate
     The Company’s effective tax rate for the fourth quarter of 2005 and the full year of 2005, excluding the DOJ settlement, were 32.9 percent and 37.2 percent, respectively. Including the DOJ settlement, the Company’s effective tax rate for the full year of 2005 was 41.6 percent. The Company expects that its effective tax rate for 2006 will be 38.0 percent. The Company’s effective tax rate in the fourth quarter of 2005 was impacted by a decrease in state taxes accrued in prior periods and a significant increase in the Company’s tax-exempt interest income.
Stock Repurchase
     The Company did not repurchase any shares of its common stock during the fourth quarter of 2005. During 2005 the Company repurchased 1,354,334 shares of its common stock at a cost of $18.3 million (average cost of $13.50 per share), and had approximately 34.4 million shares outstanding at December 31, 2005. The Company may purchase up to an additional $11.4 million of common stock
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Odyssey HealthCare Q4 Earnings

under its previously announced stock repurchase program. Shares used for computing diluted earnings per share for the fourth quarters of 2004 and 2005 were 36.6 million and 35.0 million, respectively. Shares used for computing diluted earnings per share for 2004 and 2005 were 37.6 million and 34.9 million, respectively.
2006 Outlook
     Mr. Lefton said, “Since I joined the Company in October of 2005, we have been taking a hard look at our internal processes and the external competitive landscape to formulate our priorities for the future. In general, we intend to refine certain aspects of our operations while continuing the strong business development culture that the Company has developed over the years. We are excited about our future prospects, and we see this year as an inflection point in Odyssey’s development.”
     “More specifically, in 2006 we intend to:
▪	continue to actively manage length of stay on a market-by-market basis;

▪	pursue a more focused and strategic approach to both organic growth and acquisition initiatives working with Woody Grossman, our new Senior Vice President of Strategy and Development;

▪	continue the implementation of our new integrated billing, clinical and electronic medical records information technology system;

▪	increase our penetration in the continuous care market;

▪	expand our inpatient unit development;

▪	monitor and adjust for the impact of Hurricanes Katrina and Rita in the Gulf Coast markets;

▪	balance our strong clinical and business development programs with a disciplined approach to operating infrastructure and expense control; and

▪	further enhance our compliance program controls to complement our first rate clinical assessment program.”
     “These initiatives, combined with our strong cash flow generation and national footprint, position us well to increase both top line growth and bottom line earnings.”
     “In conclusion, as a result of these many important variables that will drive results in 2006, it is more challenging to provide annual earnings guidance with a great amount of specificity at this time. We have decided, in light of these variables, to provide a broader earnings range of $0.70 to $0.80 per diluted share for 2006 based on net patient service revenue of approximately $420 million to $440 million for 2006 and to emphasize that we will consider narrowing the earnings range as we factor in the results of our 2006 initiatives.” The following items are included in the Company’s 2006 earnings guidance:
•	additional compensation costs of approximately $4.5 million, net of tax, or $0.13 per diluted share, due to the implementation on January 1, 2006 of FASB Statement No. 123(R), “Share-Based Payment”; and

•	an effective income tax rate of 38.0 percent.
     Odyssey will host a conference call to discuss the fourth quarter and fiscal year 2005 on Wednesday, February 22, 2006, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). The call will be broadcast live and can be accessed through the Investor Relations section of the Company’s website at
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Odyssey HealthCare Q4 Earnings

www.odsyhealth.com. An online archive of the broadcast, commencing approximately two hours after the live call, will also be available for two weeks.
     Based in Dallas, Texas, Odyssey has 79 Medicare-certified hospice programs in 30 states. In terms of both average daily patient census and number of locations, the Company is one of the largest providers of hospice care in the country. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.
     The financial performance measures included in this press release that exclude the charge for the DOJ settlement are reconciled to comparable GAAP financial measures in the reconciliation attached to this press release.
Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to, general market conditions; adverse changes in reimbursement levels under Medicare and Medicaid programs; increases in inflation including inflationary increases in patient care costs; adverse changes in the Medicare payment cap limits and increases in the Company’s Medicare cap contractual adjustment; decline in patient census growth; challenges inherent in and potential changes in the Company’s growth and expansion strategy; our ability to effectively implement the Company’s 2006 operations initiatives; the ability to attract and retain healthcare professionals; the company’s dependence on patient referral sources and potential adverse changes in patient referral practices of those referral sources; our ability to implement a new integrated billing and clinical management and electronic medical records system; changes in state or federal income, franchise or similar tax laws and regulations; adverse changes in the state and federal licensure and certification laws and regulations; adverse results of regulatory surveys; delays in licensure and/or certification; government and private party, legal proceedings and investigations, including the DOJ investigation; adverse changes in the competitive environment in which the Company operates; adverse impact of natural disasters; changes in our estimate of additional compensation costs under FASB Statement No. 123(R); and the disclosures contained under the headings “Overview of Government Payments” and “Some Risks Related to Our Business” in “Item 1. Business” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” respectively, of Odyssey’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2005, and in Odyssey’s most recent report or Form 10-Q and its other filings with the Securities and Exchange Commission. Many of these factors are beyond the ability of the Company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.
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Odyssey HealthCare Q4 Earnings

Reconciliation of Non-GAAP Information
This press release contains non-GAAP financial measures consisting of income from operations, net income and earnings per share, in each case, as adjusted to exclude the pre-tax charge of $13.0 million recorded by the Company in the fourth quarter of 2005 to recognize the Company’s estimated financial liability related to the anticipated settlement of the civil investigation by the United States Department of Justice. Odyssey believes that the presentation of non-GAAP financial measures in this press release provides useful information to management and investors regarding the financial and business trends related to the Company’s results of operations and also that such non-GAAP financial measures, when considered with the GAAP financial measures contained in this press release, provide investors with a more meaningful understanding of Odyssey’s operating financial performance. These non-GAAP financial measures are not intended to be considered in isolation, or as a substitute for the GAAP financial measures contained in this press release. The following table reconciles these non-GAAP financial measures to income from operations, net income and net income per common share, which Odyssey believes are the most comparable GAAP financial measures:

	Three months ended December 31, 2005
	(in thousands except per share data)
	GAAP	Adjustments	Adjusted
	(unaudited)		(unaudited)
Net patient service revenue	$101,758		$101,758
Operating expenses:
Direct hospice care	60,503		60,503
General and administrative	27,936		27,936
Government settlement	13,000	(13,000)	—
Provision for uncollectible accounts	874		874
Depreciation	1,148		1,148
Amortization	131		131

	103,592		90,592

Income (loss) from operations	(1,834)		11,166
Other income (expense):
Interest income	459		459
Interest expense	(48)		(48)

	411		411

Income (loss) before provision for income taxes	(1,423)		11,577
Provision for income taxes	369	3,443	3,812

Net income (loss) available to common stockholders	$(1,792)		$7,765

Net income (loss) per common share:
Basic	$(0.05)		$0.23

Diluted	$(0.05)		$0.22

Weighted average shares outstanding:
Basic	34,129		34,129
Diluted	34,976		34,976
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Odyssey HealthCare Q4 Earnings

	Year ended December 31, 2005
	(in thousands except per share data)
	GAAP	Adjustments	Adjusted
	(unaudited)		(unaudited)
Net patient service revenue	$381,649		$381,649
Operating expenses:
Direct hospice care	217,335		217,335
General and administrative	111,713		111,713
Government settlement	13,000	(13,000)	—
Provision for uncollectible accounts	4,454		4,454
Depreciation	3,971		3,971
Amortization	564		564

	351,037		338,037

Income from operations	30,612		43,612
Other income (expense):
Interest income	1,341		1,341
Interest expense	(198)		(198)

	1,143		1,143

Income before provision for income taxes	31,755		44,755
Provision for income taxes	13,199	3,443	16,642

Net income available to common stockholders	$18,556		$28,113

Net income per common share:
Basic	$0.54		$0.82

Diluted	$0.53		$0.80

Weighted average shares outstanding:
Basic	34,384		34,384
Diluted	34,935		34,935
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Odyssey HealthCare Q4 Earnings

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(audited)
Net patient service revenue	$101,758	$91,306	$381,649	$350,276
Operating expenses:
Direct hospice care	60,503	48,583	217,335	187,891
General and administrative	27,936	25,730	111,713	94,117
Government settlement	13,000	—	13,000	—
Provision for uncollectible accounts	874	2,376	4,454	8,119
Depreciation	1,148	884	3,971	3,371
Amortization	131	181	564	690

	103,592	77,754	351,037	294,188

Income (loss) from operations	(1,834)	13,552	30,612	56,088
Other income (expense):
Interest income	459	163	1,341	359
Interest expense	(48)	(48)	(198)	(118)

	411	115	1,143	241

Income (loss) before provision for income taxes	(1,423)	13,667	31,755	56,329
Provision for income taxes	369	4,887	13,199	21,333

Net income (loss) available to common stockholders	$(1,792)	$8,780	$18,556	$34,996

Net income (loss) per common share:
Basic	$(0.05)	$0.24	$0.54	$0.96

Diluted	$(0.05)	$0.24	$0.53	$0.93

Weighted average shares outstanding:
Basic	34,129	35,963	34,384	36,445
Diluted	34,976	36,637	34,935	37,551
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Odyssey HealthCare Q4 Earnings

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share amounts)

	December 31,	December 31,
	2005	2004
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$15,183	$24,851
Short-term investments	48,286	8,407
Accounts receivable from patient services, net of allowance for uncollectible accounts of $2,029 and $3,862 at December 31, 2005 and December 31, 2004, respectively	59,911	59,376
Deferred tax assets	2,707	30
Income taxes receivable	—	1,679
Other current assets	4,251	3,823

Total current assets	130,338	98,166
Property and equipment, net	11,629	7,490
Goodwill	98,163	93,933
Intangibles, net	4,837	4,502

Total assets	$244,967	$204,091

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,989	$3,664
Accrued compensation	12,100	10,331
Accrued nursing home costs	11,581	9,932
Accrued Medicare contractual adjustments	14,883	2,915
Accrued government settlement	13,000	—
Other accrued expenses	14,163	8,060
Current maturities of long-term debt	5	5

Total current liabilities	68,721	34,907

Long-term debt, less current maturities	4	9
Deferred tax liability	8,355	7,095
Other liabilities	589	—
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value:
Authorized shares — 75,000,000 Issued and outstanding shares — 37,410,750 and 36,750,917 at December 31, 2005 and December 31, 2004, respectively	37	37
Additional paid-in capital	101,346	95,822
Deferred compensation	(2,722)	(2,148)
Retained earnings	107,192	88,636
Treasury stock, at cost, 3,002,934 and 1,648,600 shares outstanding at December 31, 2005 and 2004, respectively	(38,555)	(20,267)

Total stockholders’ equity	167,298	162,080

Total liabilities and stockholders’ equity	$244,967	$204,091

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Odyssey HealthCare Q4 Earnings

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, except share amounts)

	Year ended December 31,
	2005	2004
	(unaudited)	(audited)
Operating Activities
Net income	$18,556	$34,996
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,535	4,061
Amortization of debt issue costs	109	68
Stock-based compensation	721	287
Deferred tax (benefit) expense	(1,417)	3,949
Tax benefit realized for stock option exercises	930	1,129
Provision for uncollectible accounts	4,454	8,119
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(4,989)	(8,600)
Other current assets	1,427	43
Accrued government settlement	13,000	—
Accounts payable, accrued nursing home costs, accrued Medicare contractual adjustments and other accrued expenses	21,339	3,128

Net cash provided by operating activities	58,665	47,180
Investing Activities
Cash paid for acquisitions and procurement of licenses	(5,365)	(29,106)
Increase in short-term investments	(39,879)	(7,717)
Purchase of property and equipment	(8,096)	(4,403)

Net cash used in investing activities	(53,340)	(41,226)
Financing Activities
Proceeds from issuance of common stock	3,300	1,210
Purchases of treasury stock	(18,288)	(20,267)
Payments of debt issue costs	—	(327)
Payments on debt	(5)	(3)

Net cash used in financing activities	(14,993)	(19,387)

Net decrease in cash and cash equivalents	(9,668)	(13,433)
Cash and cash equivalents, beginning of period	24,851	38,284

Cash and cash equivalents, end of period	$15,183	$24,851

Supplement cash flow information
Interest paid	$89	$34
Income taxes paid	$11,248	$15,976
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Odyssey HealthCare Q4 Earnings